UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549


SCHEDULE 13G
Under the Securities Exchange Act of 1934


Presidential Realty Corporation
(Name of Issuer)

Class A Common Stock
(Title of Class of Securities)

741004105
(CUSIP Number)

December 31, 2011
(Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
      [x] Rule 13d-1(b)
      [ ] Rule 13d-1(c)
      [ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


CUSIP No.
741004105


1. Names of Reporting Persons.
Singley Capital Partners, LP*

2. Check the Appropriate Box if a Member of a Group (See Instructions)
      (a) [ ]
      (b) [ ]

3. SEC Use Only

4. Citizenship or Place of Organization
Delaware

			    5. Sole Voting Power
Number of           0
Shares
Beneficially	6. Shared Voting Power
Owned by		    29,725
Each Reporting
Person With		7. Sole Dispositive Power
      			    0

			    8. Shared Dispositive Power
				    29,725

9. Aggregate Amount Beneficially Owned by Each Reporting Person
29,725

10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) [ ]

11. Percent of Class Represented by Amount in Row (9)
6.7%

12. Type of Reporting Person (See Instructions)
PN


CUSIP No.
741004105


1. Names of Reporting Persons.
Singley Capital GP, Inc.+*

2. Check the Appropriate Box if a Member of a Group (See Instructions)
      (a) [ ]
      (b) [ ]

3. SEC Use Only

4. Citizenship or Place of Organization
Delaware

			    5. Sole Voting Power
Number of           0
Shares
Beneficially	6. Shared Voting Power
Owned by		    29,725
Each Reporting
Person With		7. Sole Dispositive Power
      			    0

			    8. Shared Dispositive Power
				    29,725

9. Aggregate Amount Beneficially Owned by Each Reporting Person
29,725

10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) [ ]

11. Percent of Class Represented by Amount in Row (9)
6.7%

12. Type of Reporting Person (See Instructions)
CO


CUSIP No.
741004105


1. Names of Reporting Persons.
Singley Capital Management, Inc.*

2. Check the Appropriate Box if a Member of a Group (See Instructions)
      (a) [ ]
      (b) [ ]

3. SEC Use Only

4. Citizenship or Place of Organization
Texas

			    5. Sole Voting Power
Number of           0
Shares
Beneficially	6. Shared Voting Power
Owned by		    0
Each Reporting
Person With		7. Sole Dispositive Power
      			    0

			    8. Shared Dispositive Power
				    29,725

9. Aggregate Amount Beneficially Owned by Each Reporting Person
29,725

10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) [ ]

11. Percent of Class Represented by Amount in Row (9)
6.7%

12. Type of Reporting Person (See Instructions)
CO, IA


CUSIP No.
741004105


1. Names of Reporting Persons.
Christopher Singley+*

2. Check the Appropriate Box if a Member of a Group (See Instructions)
      (a) [ ]
      (b) [ ]

3. SEC Use Only

4. Citizenship or Place of Organization
United States

			    5. Sole Voting Power
Number of           0
Shares
Beneficially	6. Shared Voting Power
Owned by		    29,725
Each Reporting
Person With		7. Sole Dispositive Power
                    0

			    8. Shared Dispositive Power
      			    29,725

9. Aggregate Amount Beneficially Owned by Each Reporting Person
29,725

10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) [ ]

11. Percent of Class Represented by Amount in Row (9)
6.7%

12. Type of Reporting Person (See Instructions)
IN


This Schedule 13G relates to the Class A Common Stock of Presidential Realty Corporation that may be deemed to be beneficially owned by Singley Capital Partners, LP; Singley Capital GP, Inc.; Singley Capital Management, Inc.; and Christopher Singley. Mr. Singley is the president of Singley Capital Management, Inc.; a registered investment adviser which serves as the investment manager of Singley Capital Partners, LP. Mr. Singley is also the president of Singley Capital GP, Inc.; an entity which acts as the general partner of Singley Capital Partners, LP.

Item 1.
(a) Name of Issuer:
Presidential Realty Corporation

(b) Address of Issuer's Principal Executive Offices:
180 South Broadway
White Plains, New York 10605

Item 2.
(a) Name of Person Filing:
Singley Capital Partners, LP
Singley Capital GP, Inc.*
Singley Capital Management, Inc.*
Christopher Singley*

(b) Address of Principal Business Office or, if none, Residence:
14781 Memorial Drive, Suite 2081
Houston, Texas 77079

(c) Citizenship:
Singley Capital Partners, LP:       Delaware
Singley Capital GP, Inc.:           Delaware
Singley Capital Management, Inc.:   Texas
Christopher Singley:                United States of America

(d) Title of Class of Securities:
Class A Common Stock

(e) CUSIP Number:
741004105

Item 3. If this statement is filed pursuant to S240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:
(a) [ ] Broker or dealer registered under Section 15 of the Act (15 U.S.C. 78o).
(b) [ ] Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).
(c) [ ] Insurance company as defined in section 3(a)(19) of the Act
        (15 U.S.C. 78c).
(d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).
(e) [x] An investment adviser in accordance with S240.13d-1(b)(1)(ii)(E);
(f) [ ] An employee benefit plan or endowment fund in accordance with S240.13d-1(b)(1)(ii)(F);
(g) [ ] A parent holding company or control person in accordance with S240.13d-1(b)(1)(ii)(G);
(h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
(i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940
        (15 U.S.C. 80a-3);
(j) [ ] Group, in accordance with S240.13d-1(b)(1)(ii)(J).

Item 4. Ownership
(a) Amount beneficially owned:
    Singley Capital Partners, LP:	    29,725
    Singley Capital GP, Inc.*:		    29,725
    Singley Capital Management, Inc.*:	29,725
    Christopher Singley*:			    29,725

(b) Percent of class:
    Singley Capital Partners, LP:	    6.7%
    Singley Capital GP, Inc.*:		    6.7%
    Singley Capital Management, Inc.*:	6.7%
    Christopher Singley*:			    6.7%


(c) Number of shares as to which the person has:
    (i) Sole power to vote or to direct the vote
        Singley Capital Partners, LP:	    0
        Singley Capital GP, Inc.:		    0
        Singley Capital Management, Inc.:	0
        Christopher Singley:			    0

    (ii) Shared power to vote or to direct the vote
        Singley Capital Partners, LP:	    29,725
        Singley Capital GP, Inc.:		    29,725
        Singley Capital Management, Inc.:	0
        Christopher Singley:			    29,725

    (iii) Sole power to dispose or to direct the disposition of
        Singley Capital Partners, LP:	    0
        Singley Capital GP, Inc.:		    0
        Singley Capital Management, Inc.:	0
        Christopher Singley:			    0

    (iv) Shared power to dispose or to direct the disposition of
        Singley Capital Partners, LP:	    29,725
        Singley Capital GP, Inc.:		    29,725
        Singley Capital Management, Inc.:	29,725
        Christopher Singley:			    29,725

Item 5. Ownership of Five Percent or Less of a Class
If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Item 6. Ownership of More than Five Percent on Behalf of Another Person. Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.
	Not Applicable

Item 8. Identification and Classification of Members of the Group.
	Not Applicable

Item 9. Notice of Dissolution of Group.
	Not Applicable

Item 10. Certification
    By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Explanation of Responses:
* The reporting persons disclaim beneficial ownership of the securities except to the extent of their pecuniary interest therein.


SIGNATURE
After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Singley Capital Partners, LP
__By:/s/ Christopher Singley_____  	    _________ January 31, 2012 __________
   Christopher Singley				    Date
   President of General Partner

Singley Capital GP, Inc.
__By:/s/ Christopher Singley_____       _________ January 31, 2012 __________
   Christopher Singley                  Date
   President

Singley Capital Management, Inc.
__By:/s/ Christopher Singley_____  	    _________ January 31, 2012 __________
   Christopher Singley                  Date
   President

_____/s/ Christopher Singley_____  	    _________ January 31, 2012 __________
   Christopher Singley	 			    Date


Exhibit A
				AGREEMENT
The undersigned agree that this Schedule 13G dated December 31, 2011 relating to the Class B Common Stock of Presidential Realty Corporation shall be filed on behalf of the undersigned.

Singley Capital Partners, LP
__By:/s/ Christopher Singley_____  	    _________ January 31, 2012 __________
   Christopher Singley				    Date
   President of General Partner

Singley Capital GP, Inc.
__By:/s/ Christopher Singley_____       _________ January 31, 2012 __________
   Christopher Singley                  Date
   President

Singley Capital Management, Inc.
__By:/s/ Christopher Singley_____  	    _________ January 31, 2012 __________
   Christopher Singley                  Date
   President

_____/s/ Christopher Singley_____  	    _________ January 31, 2012 __________
   Christopher Singley	 			    Date